Exhibit 23.2

Nordic American Offshore Ltd.

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, Marshall Islands

Letter of Consent

Dear Sir/Madam,

Oslo, 16th April 2014

We hereby consent to the use, in the registration statement of Nordic American Offshore Ltd. (the “Company”) on Form F-1 (the “Registration Statement”), as amended or supplemented, to all references to our name, and the use of statistical information supplied by us set forth therein under the heading “Industry and Market Conditions.”

We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have to the best of our knowledge accurately described the offshore service vessel industry; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore service vessel industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act.

Yours faithfully,
FEARNLEY OFFSHORE SUPPLY AS
On behalf of Tor A. Widing

/s/ Frederik Colban Andersen
Frederik Colban Andersen
Senior shipbroker/Partner

Fearnley Offshore Supply AS Enterprise number NO 991 436 804 VAT

Office:    Grev    Wedels    pl.9,    N-0151    Oslo,     Norway    •    Mailing address:    P.O.Box    1158    Sentrum,    N-0107    Oslo,    Norway

Telephone: +47 22 93 64 00    •    supply.offshore@fearnleys.no    •    www.fearnleyoffshoresupply.com    •    An Astrup Fearnley company